UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2017

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35117	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

95 Chestnut Ridge Road, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 641-6600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 13, 2017, AEP Industries Inc. (the “Company”) issued a press release reporting its results of operations for the fiscal year ended October 31, 2016. The press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01	Other Events.

The disclosure set forth under Item 2.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated January 13, 2017, reporting the Company’s results of operations for the fiscal year ended October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.
(Registrant)

Date: January 13, 2017	By:	/s/ Linda N. Guerrera
Linda N. Guerrera
Vice President, Finance and Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated January 13, 2017, reporting the Company’s results of operations for the fiscal year ended October 31, 2016.